Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner	(215) 286-7392	D’Arcy Rudnay	(215) 286-8582
Jane B. Kearns	(215) 286-4794	John Demming	(215) 286-8011

COMCAST REPORTS 2nd QUARTER 2013 RESULTS

Consolidated Revenue Increased 7.0%, Operating Cash Flow Increased 8.4% and

Operating Income Increased 11.6%

Earnings per Share Increased 30.0% to $0.65

Free Cash Flow Increased 25.4% to $1.9 Billion

Quarterly Dividends and Share Repurchases Totaled $1.0 Billion

PHILADELPHIA – July 31, 2013… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended June 30, 2013.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We are pleased with our results this quarter. Cable had outstanding growth, particularly in high-speed Internet, and NBCUniversal had strong performance across all of its businesses. Our focus on delivering innovative products and a superior customer experience is driving our success, including stronger video, voice and business services results in cable. NBCUniversal has real momentum, with solid growth in revenue and double-digit cash flow growth. We have a fantastic combination of cable and content businesses with many opportunities ahead.”

Consolidated Financial Results

	2nd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth
Revenue	$15,211	$16,270	7.0%	$30,089	$31,580	5.0%
Operating Cash Flow (OCF)[1]	$5,004	$5,425	8.4%	$9,692	$10,459	7.9%
Operating Income	$3,079	$3,435	11.6%	$5,837	$6,502	11.4%
Earnings per Share[2]	$0.50	$0.65	30.0%	$0.94	$1.19	26.6%
Free Cash Flow[3]	$1,554	$1,948	25.4%	$4,593	$5,086	10.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Revenue for the second quarter of 2013 increased 7.0% to $16.3 billion. Operating Cash Flow increased 8.4% to $5.4 billion and Operating Income increased 11.6% to $3.4 billion.

For the six months ended June 30, 2013, revenue increased 5.0% to $31.6 billion.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012, revenue increased 5.9% (see Table 5).  Operating cash flow increased 7.9% to $10.5 billion and operating income increased 11.4% to $6.5 billion.

Earnings per Share (EPS) for the second quarter of 2013 was $0.65, a 30.0% increase from the $0.50 reported in the second quarter of 2012.

EPS for the six months ended June 30, 2013 was $1.19, a 26.6% increase from the $0.94 reported in the prior year.  Excluding a $0.03 per share gain in the first quarter of 2013 on the sale of wireless spectrum licenses, EPS increased 23.4% (see Table 4).

Capital Expenditures increased 17.1% to $1.5 billion in the second quarter of 2013 compared to the second quarter of 2012. Cable Communications’ capital expenditures increased $116 million, or 10.4%, to $1.2 billion in the second quarter of 2013, primarily reflecting increased spending on customer premises equipment, such as advanced digital boxes and wireless gateways, our ongoing investment in network infrastructure and the expansion of business services.  Cable capital expenditures represented 11.9% of Cable revenue in the second quarter of 2013 compared to 11.4% in last year’s second quarter. NBCUniversal’s capital expenditures increased $104 million to $260 million in the second quarter of 2013, primarily reflecting increased investments in Theme Parks.

For the six months ended June 30, 2013, capital expenditures increased 16.5% to $2.9 billion compared to the prior year.  Cable Communications capital expenditures increased $154 million, or 7.1%, to $2.3 billion and represented 11.3% of Cable revenue compared to 11.2% in 2012.  NBCUniversal’s capital expenditures increased $256 million to $523 million for the first six months of 2013.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 25.4% to $1.9 billion in the second quarter of 2013 compared to the second quarter of 2012, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher taxes and capital expenditures. Free cash flow for the six months ended June 30, 2013 increased 10.7% to $5.1 billion compared to $4.6 billion in 2012.

	2nd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth

Operating Cash Flow	$5,004	$5,425	8.4%	$9,692	$10,459	7.9%
Capital Expenditures	(1,287)	(1,506)	17.1%	(2,461)	(2,867)	16.5%
Cash Paid for Capitalized Software and Other Intangible Assets	(230)	(262)	13.9%	(414)	(444)	7.2%
Cash Interest Expense	(544)	(515)	(5.3%)	(1,158)	(1,132)	(2.2%)
Cash Taxes	(904)	(1,761)	94.8%	(1,022)	(2,222)	117.4%
Changes in Operating Assets and Liabilities	(305)	49	NM	41	418	NM
Other	(13)	530	NM	82	886	NM
Free Cash Flow (Incl. Economic Stimulus Packages)	$1,721	$1,960	13.9%	$4,760	$5,098	7.1%
Economic Stimulus Packages	(167)	(12)	NM	(167)	(12)	NM
Free Cash Flow	$1,554	$1,948	25.4%	$4,593	$5,086	10.7%

Note: The definition of Free Cash Flow excludes any impact from Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.  “Other” in 2013 is substantially comprised of adjustments for cash taxes paid related to certain nonoperating transactions, as well as cash taxes paid in 2013 related to 2012 taxable income that were reflected as a reduction of 2012 Free Cash Flow.

NM=comparison not meaningful.

Dividends and Share Repurchases. During the second quarter of 2013, Comcast paid dividends totaling $514 million and repurchased 12.6 million of its common shares for $500 million.  In the first six months of 2013, Comcast has repurchased 25.9 million of its common shares for $1.0 billion.  As of June 30, 2013, Comcast had approximately $2.5 billion available under its share repurchase authorization.

Cable Communications

	2nd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth
Cable Communications Revenue
Video	$5,039	$5,175	2.7%	$9,968	$10,288	3.2%
High-Speed Internet	2,380	2,569	8.0%	4,703	5,092	8.3%
Voice	889	910	2.4%	1,767	1,810	2.5%
Business Services	623	788	26.4%	1,204	1,529	26.9%
Advertising	551	558	1.2%	1,026	1,046	1.9%
Other	415	467	12.3%	828	919	10.9%
Cable Communications Revenue	$9,897	$10,467	5.8%	$19,496	$20,684	6.1%

Cable Communications OCF	$4,101	$4,335	5.7%	$8,056	$8,554	6.2%
OCF Margin	41.4%	41.4%		41.3%	41.4%

Cable Communications Capital Expenditures	$1,124	$1,240	10.4%	$2,180	$2,334	7.1%
Percent of Cable Communications Revenue	11.4%	11.9%		11.2%	11.3%

Revenue for Cable Communications increased 5.8% to $10.5 billion in the second quarter of 2013 compared to $9.9 billion in the second quarter of 2012, driven by increases of 8.0% in high-speed Internet, 26.4% in business services and 2.7% in video. The increase in revenue reflects rate adjustments, customers receiving higher levels of services and customer growth (see below).

For the six months ended June 30, 2013, Cable revenue increased 6.1% to $20.7 billion compared to $19.5 billion in 2012.

Combined Video, High-Speed Internet and Voice Customers increased by 189,000 in the second quarter of 2013, a 36.8% increase in net additions compared to second quarter 2012, reflecting growth in high-speed Internet and voice customers and reduced losses in video customers. As of June 30, 2013, video, high-speed Internet and voice customers totaled 52.1 million, an increase of 1.6 million or 3.1% over last year’s second quarter.

	Customers		Net Adds
(in thousands)	2Q12	2Q13	2Q12	2Q13
Video Customers	22,118	21,776	(176)	(159)
High-Speed Internet Customers	18,738	19,986	156	187
Voice Customers	9,664	10,327	158	161
Combined Video, HSI and Voice Customers	50,521	52,089	138	189

Operating Cash Flow for Cable Communications increased 5.7% to $4.3 billion in the second quarter of 2013 compared to $4.1 billion in the second quarter of 2012, reflecting higher revenue, partially offset by increased costs related to video programming and higher advertising, marketing and promotion expense to support growth and enhance our competitive position in both residential and commercial markets. This quarter’s operating cash flow margin was 41.4%, consistent with the prior year period.

For the six months ended June 30, 2013, Cable operating cash flow increased 6.2% to $8.6 billion compared to $8.1 billion in 2012.  Year-to-date operating cash flow margin was 41.4% compared to 41.3% in 2012.

NBCUniversal

	2nd Quarter			Year to Date
($ in millions)	2012	2013	Growth	2012	2013	Growth

NBCUniversal Revenue				.
Cable Networks	$2,240	$2,413	7.7%	$4,368	$4,638	6.2%
Broadcast Television	1,552	1,732	11.6%	3,413	3,249	(4.8%)
Filmed Entertainment	1,231	1,388	12.8%	2,423	2,604	7.5%
Theme Parks	539	546	1.1%	951	1,008	5.9%
Headquarters, Other and Eliminations	(58)	(84)	NM	(179)	(164)	NM
NBCUniversal Revenue	$5,504	$5,995	8.9%	$10,976	$11,335	3.3%
(% growth excluding 2012 Super Bowl)						5.8%

NBCUniversal OCF
Cable Networks	$790	$860	8.9%	$1,599	$1,719	7.5%
Broadcast Television	194	206	6.4%	180	171	(5.1%)
Filmed Entertainment	(83)	33	NM	(77)	102	NM
Theme Parks	235	231	(1.6%)	392	404	3.2%
Headquarters, Other and Eliminations	(154)	(139)	NM	(299)	(252)	NM
NBCUniversal OCF	$982	$1,191	21.3%	$1,795	$2,144	19.5%

Revenue for NBCUniversal increased 8.9% to $6.0 billion in the second quarter of 2013 compared to $5.5 billion in the second quarter of 2012. Operating Cash Flow increased 21.3% to $1.2 billion compared to $982 million in the second quarter of 2012, driven by Filmed Entertainment and Cable Networks.

For the six months ended June 30, 2013, NBCUniversal revenue increased 3.3% to $11.3 billion compared to $11.0 billion in 2012.  Excluding $259 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2012, revenue increased 5.8% (see Table 5).  Operating cash flow increased 19.5% to $2.1 billion compared to $1.8 billion in the first six months of 2012.

Cable Networks

For the second quarter of 2013, revenue from the Cable Networks segment increased 7.7% to $2.4 billion compared to $2.2 billion in the second quarter of 2012, reflecting a new content licensing agreement, a 4.4% increase in distribution revenue and a 5.7% increase in advertising revenue.  Operating cash flow increased 8.9% to $860 million compared to $790 million in the second quarter of 2012, reflecting higher revenue and more moderate expense growth, even as we continue to invest in programming.

For the six months ended June 30, 2013, revenue from the Cable Networks segment increased 6.2% to $4.6 billion compared to $4.4 billion in 2012.  Operating cash flow increased 7.5% to $1.7 billion compared to $1.6 billion in the first six months of 2012.

Broadcast Television

For the second quarter of 2013, revenue from the Broadcast Television segment increased 11.6% to $1.7 billion compared to $1.6 billion in the second quarter of 2012, driven by a 13.0% increase in advertising revenue, primarily reflecting higher primetime ratings at the NBC broadcast network, and higher retransmission consent fees, partially offset by lower content licensing revenue due to the timing of content availability.  Operating cash flow increased 6.4% to $206 million compared to $194 million in the second quarter of 2012, reflecting higher revenue, partially offset by an increase in programming and production costs associated with the timing of the airing of certain shows in our primetime schedule.

For the six months ended June 30, 2013, revenue from the Broadcast Television segment decreased 4.8% to $3.2 billion compared to $3.4 billion in 2012.  Excluding $259 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2012, revenue increased 3.0% (see Table 5).  Operating cash flow decreased 5.1% to $171 million compared to $180 million in the first six months of 2012.

Filmed Entertainment

For the second quarter of 2013, revenue from the Filmed Entertainment segment increased 12.8% to $1.4 billion compared to $1.2 billion in the second quarter of 2012, driven by higher theatrical revenue from the strong box office performance of Fast and Furious 6, as well as higher content licensing revenue from the availability of certain films in international television markets. Operating cash flow increased $116 million to $33 million compared to a loss of $83 million in the second quarter of 2012, reflecting the strong performance of the film slate.

For the six months ended June 30, 2013, revenue from the Filmed Entertainment segment increased 7.5% to $2.6 billion compared to $2.4 billion in 2012.  Operating cash flow increased $179 million to $102 million compared to a loss of $77 million in the first six months of 2012.

Theme Parks

For the second quarter of 2013, revenue from the Theme Parks segment increased 1.1% to $546 million compared to the second quarter of 2012, reflecting the shift of holidays to the first quarter this year. Second quarter operating cash flow decreased 1.6% to $231 million compared to the same period last year, primarily reflecting increased operating costs to support new attractions.

For the six months ended June 30, 2013, revenue from the Theme Parks segment increased 5.9% to $1.0 billion compared to $951 million in 2012.  Operating cash flow increased 3.2% to $404 million compared to $392 million in the first six months of 2012.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $139 million compared to a loss of $154 million in the second quarter of 2012, reflecting lower facilities and integration costs.

For the six months ended June 30, 2013, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $252 million compared to a loss of $299 million in 2012.

Corporate, Other and Eliminations

Corporate, Other and Eliminations include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended June 30, 2013, Corporate, Other and Eliminations revenue was ($192) million compared to ($190) million in 2012. The operating cash flow loss was $101 million compared to a loss of $79 million in the second quarter of 2012.

For the six months ended June 30, 2013, Corporate, Other and Eliminations revenue was ($439) million compared to ($383) million in 2012.  The operating cash flow loss was $239 million compared to a loss of $159 million in the first six months of 2012.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 31, 2013 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 97883674.  A replay of the call will be available starting at 12:30 p.m. ET on July 31, 2013, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, August 7, 2013 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 97883674.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses.  NBCUniversal operates 30 news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts.  Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2012	2013	2012	2013
Revenue	$15,211	$16,270	$30,089	$31,580

Programming and production	4,551	4,968	9,287	9,631
Other operating and administrative	4,365	4,570	8,610	9,036
Advertising, marketing and promotion	1,291	1,307	2,500	2,454
	10,207	10,845	20,397	21,121

Operating cash flow	5,004	5,425	9,692	10,459

Depreciation expense	1,516	1,583	3,045	3,149
Amortization expense	409	407	810	808
	1,925	1,990	3,855	3,957
Operating income	3,079	3,435	5,837	6,502

Other income (expense)
Interest expense	(625)	(636)	(1,265)	(1,289)
Investment income (loss), net	8	13	100	85
Equity in net income (losses) of investees, net	29	23	32	34
Other income (expense), net	(47)	(43)	(63)	30
	(635)	(643)	(1,196)	(1,140)

Income before income taxes	2,444	2,792	4,641	5,362

Income tax expense	(811)	(1,048)	(1,561)	(1,973)

Net income	1,633	1,744	3,080	3,389

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(285)	(10)	(508)	(218)

Net income attributable to Comcast Corporation	$1,348	$1,734	$2,572	$3,171

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.50	$0.65	$0.94	$1.19

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.1625	$0.195	$0.325	$0.39

Diluted weighted-average number of common shares	2,717	2,666	2,733	2,672

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,
	2012	2013
ASSETS

Current Assets
Cash and cash equivalents	$10,951	$1,389
Investments	1,464	3,765
Receivables, net	5,521	5,507
Programming rights	909	859
Other current assets	1,146	1,215
Total current assets	19,991	12,735

Film and television costs	5,054	4,340

Investments	6,325	5,299

Property and equipment, net	27,232	28,255

Franchise rights	59,364	59,364

Goodwill	26,985	27,075

Other intangible assets, net	17,840	17,440

Other noncurrent assets, net	2,180	2,311

	$164,971	$156,819

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,206	$6,077
Accrued participations and residuals	1,350	1,625
Deferred revenue	851	946
Accrued expenses and other current liabilities	5,931	7,419
Current portion of long-term debt	2,376	2,535
Total current liabilities	16,714	18,602

Long-term debt, less current portion	38,082	44,114

Deferred income taxes	30,110	31,303

Other noncurrent liabilities	13,271	12,461

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	16,998	853

Equity
Comcast Corporation shareholders’ equity	49,356	49,091
Noncontrolling interests	440	395
Total equity	49,796	49,486

	$164,971	$156,819

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Six Months Ended
	June 30,
	2012	2013

OPERATING ACTIVITIES
Net income	$3,080	$3,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,855	3,957
Amortization of film and television costs	4,156	4,080
Share-based compensation	189	213
Noncash interest expense (income), net	105	81
Equity in net (income) losses of investees, net	(32)	(34)
Cash received from investees	142	72
Net (gain) loss on investment activity and other	(27)	(91)
Deferred income taxes	41	87
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in current and noncurrent receivables, net	(16)	58
Change in film and television costs	(4,177)	(3,330)
Change in accounts payable and accrued expenses related to trade creditors	111	(87)
Change in other operating assets and liabilities	388	(710)

Net cash provided by operating activities	7,815	7,685

INVESTING ACTIVITIES
Capital expenditures	(2,461)	(2,867)
Cash paid for intangible assets	(414)	(444)
Acquisition of 30 Rockefeller Plaza properties	-	(1,311)
Proceeds from sales of businesses and investments	64	91
Return of capital from investees	7	146
Purchases of investments	(108)	(641)
Other	83	66

Net cash provided by (used in) investing activities	(2,829)	(4,960)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(554)	348
Proceeds from borrowings	-	2,933
Repurchases and repayments of debt	(1,692)	(2,195)
Repurchases and retirements of common stock	(1,500)	(1,000)
Dividends paid	(741)	(942)
Issuances of common stock	184	24
Purchase of NBCUniversal noncontrolling common equity interest	-	(10,761)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(233)	(116)
Settlement of Station Venture liability	-	(602)
Other	31	24

Net cash provided by (used in) financing activities	(4,505)	(12,287)

Increase (decrease) in cash and cash equivalents	481	(9,562)

Cash and cash equivalents, beginning of period	1,620	10,951

Cash and cash equivalents, end of period	$2,101	$1,389

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2012	2013	2012	2013
Operating income	$3,079	$3,435	$5,837	$6,502
Depreciation and amortization	1,925	1,990	3,855	3,957
Operating income before depreciation and amortization	5,004	5,425	9,692	10,459
Noncash share-based compensation expense	100	111	189	213
Changes in operating assets and liabilities	(305)	49	41	418
Cash basis operating income	4,799	5,585	9,922	11,090
Payments of interest	(544)	(515)	(1,158)	(1,132)
Payments of income taxes	(904)	(1,761)	(1,022)	(2,222)
Proceeds from investments and other	77	60	152	96
Excess tax benefits under share-based compensation	(6)	(53)	(79)	(147)
Net Cash Provided by Operating Activities	$3,422	$3,316	$7,815	$7,685
Capital expenditures	(1,287)	(1,506)	(2,461)	(2,867)
Cash paid for capitalized software and other intangible assets	(230)	(262)	(414)	(444)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(175)	(67)	(233)	(116)
Nonoperating items	(9)	479	53	840
Free Cash Flow (including economic stimulus packages)	$1,721	$1,960	$4,760	$5,098
Economic stimulus packages	(167)	(12)	(167)	(12)
Total Free Cash Flow	$1,554	$1,948	$4,593	$5,086

Reconciliation of EPS Excluding Gain Related to Sale of Wireless Spectrum Licenses (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2012		2013		2012		2013
(in millions, except per share data)
	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income attributable to Comcast Corporation	$1,348	$0.50	$1,734	$0.65	$2,572	$0.94	$3,171	$1.19
Growth %			28.6%	30.0%			23.3%	26.6%

Gain on sale of wireless spectrum licenses(2)	-	-	-	-	-	-	(67)	(0.03)

Net income attributable to Comcast Corporation
(excluding gain related to sale of wireless spectrum licenses)	$1,348	$0.50	$1,734	$0.65	$2,572	$0.94	$3,104	$1.16
Growth %			28.6%	30.0%			20.7%	23.4%

(1)     Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)     2013 year to date Net income attributable to Comcast Corporation includes $108 million of other income, $67 million net of tax, resulting from a gain on the sale of wireless spectrum licenses.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2012	2013	Growth %	2012	2013	Growth %

Revenue	$15,211	$16,270	7.0%	$30,089	$31,580	5.0%

Super Bowl	-	-		(259)	-

Revenue excluding Super Bowl	$15,211	$16,270	7.0%	$29,830	$31,580	5.9%

Reconciliation of Consolidated NBCUniversal Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2012	2013	Growth %	2012	2013	Growth %

Revenue	$5,504	$5,995	8.9%	$10,976	$11,335	3.3%

Super Bowl	-	-		(259)	-

Revenue excluding Super Bowl	$5,504	$5,995	8.9%	$10,717	$11,335	5.8%

Reconciliation of Broadcast Television Revenue Excluding Super Bowl (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,

(in millions)	2012	2013	Growth %	2012	2013	Growth %

Revenue	$1,552	$1,732	11.6%	$3,413	$3,249	(4.8%)

Super Bowl	-	-		(259)	-

Revenue excluding Super Bowl	$1,552	$1,732	11.6%	$3,154	$3,249	3.0%

Note: Minor differences may exist due to rounding.